Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Kevin Harris
I-many, Inc.
732-452-1515
Kharris@imany.com

I-many Shareholders Reject Merger with Selectica

EDISON, N.J – March 31, 2005—I-many, Inc. (NASDAQ:IMNY), the leading provider of advanced Enterprise Contract Management solutions for managing corporate commitments, reported that its shareholders voted today to reject the proposed sale of the company to Selectica, Inc. under the terms in the Agreement and Plan of Merger between the parties, entered into on December 3, 2004. Accordingly, the Agreement and Plan of Merger has been terminated.

I-many ceo and president A. Leigh Powell commented, “While our board and I supported the proposed transaction, we fully accept the vote of our shareholders, several of which have publicly announced their belief that the value of I-many exceeds the value of the proposed transaction. Given our strong performance in the fourth quarter of 2004, which included 9 new clients, $12.3 million of recognized and deferred new revenue, full year 2004 pro forma profitability, and outlook for continuing pro forma profitability this year, I believe we are well positioned for 2005. I look forward to helping I-many fulfill its vision and leading the rapidly growing market for Enterprise Contract Management and Corporate Commitment solutions.”

About I-many, Inc.

I-many, Inc. delivers advanced business solutions for managing corporate commitments. I-many solution suites comprehensively manage any type of commitment from contracts and obligations to payments and collections, maximizing revenue and delivering hard cost savings. For more information, visit the company at www.imany.com.

Forward Looking Statements

The statements contained in this release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, including statements regarding future financial, operating and product results, and actual results may vary from those expressed or implied herein. Factors that could affect these results are set forth from time to time in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 and other filings with the Securities and Exchange Commission. I-many undertakes no obligation to update the statements made in this press release.

Selectica is a trademark of Selectica, Inc. I-many is a trademark of I-many, Inc.